News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: Jane Garrard (407) 826-4475

Tupperware Brands Reports First Quarter 2020 Results
New CEO, Miguel Fernandez, started April 6, 2020
Executed Cost Reductions and Organizational Realignment to Right Size and Streamline the Company
Accelerated 2020 Turnaround Plan Cost Savings Estimate 50% to $75 million

Orlando, Fla., April 29, 2020- (NYSE: TUP) Tupperware Brands Corporation (the "Company") today reported operating results for the first quarter ended March 28, 2020.

First Quarter Financial & Operational Updates

•	First quarter sales down 23% versus last year and 17% in local currency[1], the comparison includes $15M of B2B sales in the prior year; otherwise, local currency sales would have been down 15%.

•	GAAP diluted E.P.S. loss of $0.16 versus income of $0.76 in the prior year period.

•	Adjusted* diluted E.P.S. is income of $0.09 vs. $0.80 in the prior year period.

•	Negative COVID-19 impact of approximately 500-basis points on sales and loss of $0.24 on GAAP diluted E.P.S.

•	Turnaround Plan 2020 target increased 50% to $75 million; first quarter actions expected to contribute $15 million.

•	Credit Agreement amended for 2020/21 to increase permitted consolidated leverage ratio (debt-to-Adjusted EBITDA).

•	Full year 2020 guidance withdrawn due to material uncertainty of duration and extent of COVID-19 pandemic impact.

“We continue to take swift actions to strengthen our business and navigate the uncertainties of COVID-19, including accelerating our planned cost savings from $50 million to $75 million in 2020,” said Miguel Fernandez, President and Chief Executive Officer of Tupperware Brands. “Our top priorities are to protect the well-being of our employees and sales force, and to support our operations through the unprecedented challenges we face today. Prior to the disruption caused by the COVID-19 pandemic, the consolidated business was performing in-line with our expectations. This is a pivotal time for Tupperware. I am thrilled to lead this iconic brand into its future, which I believe is going to be exciting.”

Rich Goudis, Executive Vice Chairman of Tupperware Brands added, “While it is not possible at this time to estimate the full impact COVID-19 could have on our business in 2020 and beyond, our leadership team continues to make material changes designed to improve our profitability and liquidity position to support our ongoing business in compliance with our debt covenants. Our initiatives to improve our liquidity position remain a near-term priority, and our capital allocation policy of debt repayment and investment in growth underscores our commitment to delivering value for our stakeholders over the long-term.”

1 Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

First Quarter Results: (as compared with last year)
First quarter 2020 sales were $375.9 million, down 23% and local currency sales were down 17%.

•	Negative COVID-19 impact of approximately 500-basis points on sales and loss of $0.24 on GAAP diluted E.P.S.

•	Europe - Sales $105.7 million, down 24% and local currency sales down 19%; the comparison includes $15M of B2B sales in the prior year; otherwise, local currency sales would have been down 9%.

•	Asia Pacific - Sales $120.4 million, down 23% and local currency sales down 20%.

•	North America - Sales $101.3 million, down 15% and local currency sales down 11%.

•	South America - Sales $48.5 million, down 34% and local currency sales down 19%.

Net loss of $7.8 million or $0.16 diluted per share compared with net income of $36.9 million and $0.76 diluted per share last year due to lower sales on a high fixed-cost base with DS&A at 65% of sales. Sandra Harris, Executive Vice President and Chief Financial Officer said, "This level of DS&A is unsustainable at current sales level and is uncharacteristic of a direct selling company, leading us to accelerate our cost savings target to $75 million in 2020."

COVID-19 Impact and 2020 Guidance

During the first quarter of 2020, the impact of COVID-19 on the Company’s business was most pronounced in Europe and Asia Pacific, where the Company experienced partial or country-wide lockdowns of operations in various markets, including China, France, Italy, and Philippines. The first quarter impact of COVID-19 largely affected March results, specifically in the second half of the month. While the duration and severity of this pandemic is uncertain, the Company expects that its results of operations in the second quarter of 2020 will reflect the most severe impact of the effects of COVID-19, and subsequent periods may also be negatively impacted.

Due to the material uncertainty of the duration and extent of the COVID-19 pandemic impact, the Company is withdrawing the full year 2020 guidance provided in its 2020 Outlook on February 24, 2020.

Liquidity and Capital Allocation

As part of the Turnaround Plan, the Company continues to prioritize the use of cash for the repayment of debt and investment in growth initiatives.

The Company also amended its Credit Agreement during the first quarter of 2020 and agreed to changes to the permitted debt to Adjusted EBITDA ratio, which increases to 5.75 for the first and second quarter of 2020, tightening to 5.25 in the third quarter of 2020, and again decreasing to 4.50 in the fourth quarter, as provided in the Credit Agreement.

The Company has taken certain measures in response to the COVID-19 situation, designed to enhance its liquidity position, provide additional financial flexibility and maintain forecasted financial covenant compliance, including reductions in discretionary spending, revisiting investment strategies, and reducing payroll costs, including through organizational redesign, employee furloughs and permanent reductions. Additionally, during the beginning of the second quarter of 2020, on March 30, 2020, the Company drew down $225 million under its Credit Agreement, $175 million of which was drawn as a proactive measure given the uncertain environment resulting from the COVID-19 pandemic. In addition, the Company has approximately $600 million of Senior Notes outstanding with a maturity date of June 2021 and is proactively working with advisors to evaluate its options relative to this maturity.

First Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call today, Wednesday, April 29, 2020, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release, on ir.tupperwarebrands.com.

About Tupperware Brands Corporation

Tupperware Brands Corporation is a global manufacturer and marketer of innovative, premium household, beauty and personal care products across multiple brands utilizing social selling. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, Fuller Cosmetics, NaturCare, Nutrimetics and Nuvo brands. The Company's stock is listed on the New York Stock Exchange (NYSE: TUP).

Safe Harbor Statement

Statements contained in this release that are not historical fact and use predictive words such as "estimates", "outlook", “guidance”, “expect”, “believe", "intend", "designed", "target", "plans", “may”, "will", and similar words are forward-looking statements.  These forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following: the effects of the outbreak of the novel coronavirus (COVID-19) pandemic; the success of the Company’s efforts to improve its profitability and liquidity position and any capital structure actions that it may take; the success and timing of growth and turnaround initiatives; leadership development and succession changes; impairment and other charges related to purchase accounting goodwill and restructuring actions; risk of foreign-currency fluctuations and the currency translation impact on the Company’s business associated with these fluctuations; uncertainties related to the interpretation of, and regulations under, the U.S. Tax Cuts and Jobs Act of 2017; the Company’s future tax-planning initiatives; any prospective or retrospective increases in duties on the Company’s products; any adverse results of tax audits or unfavorable changes to tax laws in the Company’s various markets; risk that direct selling laws and regulations in any of the Company’s markets may be modified, interpreted or enforced in a manner that results in negative changes to the Company’s business models or negatively impacts its revenue, sales force or business, including through the interruption of recruiting and sales activities, loss of licenses, imposition of fines, or any other adverse actions or events; unpredictable economic and political conditions and events globally; the success of new product introductions and promotional programs to generate interest among the Company’s sales force and customers and generate selling activities on a sustained basis; success of business-to-business selling arrangements and their timing; success of buyers in obtaining financing or attracting tenants for commercial and residential developments; the timing and success of closing asset sales related to re-engineering actions; risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support planned initiatives or launch strategies; governmental approvals of materials for use in food containers and beauty, personal care, nutritional and nutraceutical products; continued competitive pressures for products or sales force in the Company’s markets; and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934, as amended.

The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on Tupperware Brands Foreign Exchange Translation Impact Update. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts exclude certain items that at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of the Company's primary operations, and to assist readers in evaluating performance and analyzing trends across periods by providing what the Company believes is a useful measure for predictive purposes. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

The non-GAAP financial measures include comparisons related to profit and exclude:

•	gains from the sale of property, plant and equipment and other real estate related operations

•	insurance settlement gains or significant charges related to casualty losses caused by significant weather events, fires or similar circumstances

•
exit or disposal cost obligations related to rationalizing supply chain operations and other re-engineering activities performed to wind-down or significantly restructure businesses, including cumulative translation adjustments recognized in income upon liquidation of operations in a country, asset sales or fixed asset impairments, inventory obsolescence and other operating losses incurred in conjunction with such activities

•	certain asset retirement obligations

•	pension settlements

•	significant discrete impacts of new tax laws upon adoption, including the impact on cumulative deferred taxes from items previously recorded as cumulative translation adjustments

•	amortization of definite-lived intangible assets

•	non-cash impairment charges related to the carrying value of acquired intangible assets and goodwill

•	infrequent costs incurred in connection with a change in capital structure

•	the impact from hyper-inflationary economies on net monetary assets and other balance sheet positions that impact near term income

•	non-recurring costs associated with the turnaround plan

While these types of events can and do recur periodically, they are not part of the Company’s primary business operations and are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across periods, as amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.

Additionally, the Company engages in B2B transactions, in which it sells products to a partner company. Since the level of these sales is volatile from quarter-to-quarter and year-to-year, and is largely independent of the activities of its sales force, the Company at times, in addition to disclosing reported sales, discloses “core” sales amounts and comparisons, which excludes amounts sold under B2B transactions. This illustrates sales results and trends directly associated with activities of its independent sales force. All financial information disclosed and presented includes B2B transactions unless specifically stated as “core” sales or otherwise indicated.

Also, as the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons. The Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. The Company uses results on a local currency basis as one measure to evaluate performance and generally refers to such amounts as restated or excluding the impact of foreign currency.

These core sales and local currency results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Core sales and results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Information included with this release includes references to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's Credit Agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties, and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its Credit Agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they may not be comparable with similarly labeled amounts disclosed by others.

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TUPPERWARE BRANDS CORPORATION
FIRST QUARTER 2020 SALES FORCE STATISTICS*
(UNAUDITED)

	Sales
All Units	Reported Inc/(Dec) vs. Q1 '19%	Restated+ Inc/(Dec) vs. Q1 '19%	Active Sales Force	Inc/(Dec) vs. Q1 '19%	Total Sales Force	Inc/(Dec) vs. Q1 '19%
Europe	(24)	(19)	99,196	(5)	715,084	(5)
Asia Pacific	(23)	(20)	114,690	(26)	860,431	(9)
North America	(15)	(11)	184,223	(6)	691,792	(8)
South America	(34)	(19)	91,473	(23)	527,414	(9)
Total All Units	(23)	(17)	489,582	(15)	2,794,721	(8)

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. Active Sales Force is defined as the average number of sellers ordering in each cycle over the course of the quarter, whereas Total Sales Force is defined as the number of sales force members of the units at the end of the quarter.
+ Local currency, or restated, changes are measured by comparing current year results with those of the prior year, translated at the current year's foreign exchange rates.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended	13 Weeks Ended
	Mar 28, 2020	Mar 30, 2019
Net sales	$375.9	$487.3
Cost of products sold	129.7	161.2
Gross margin	246.2	326.1

Delivery, sales and administrative expense	242.9	262.7
Re-engineering and impairment charges	3.9	4.3
Loss on disposal of assets	(0.1)	(0.9)
Operating income (loss)	(0.7)	58.2

Interest income	0.5	0.6
Interest expense	10.2	10.2
Other income	(2.1)	(3.3)
Income (loss) before income taxes	(8.3)	51.9
Provision (benefit) for income taxes	(0.5)	15.0
Net income (loss)	$(7.8)	$36.9

Net income (loss) per common share:
Basic income (loss) per share	$(0.16)	$0.76
Diluted income (loss) per share	$(0.16)	$0.76

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended	13 Weeks Ended	Reported	Restated*	Foreign
	Mar 28, 2020	Mar 30, 2019%		%	Exchange
			Inc (Dec)	Inc (Dec)	Impact*
Net Sales:
Europe	$105.7	$138.6	(24)	(19)	$(7.4)
Asia Pacific	120.4	156.1	(23)	(20)	(5.4)
North America	101.3	119.6	(15)	(11)	(6.5)
South America	48.5	73.0	(34)	(19)	(12.9)
	$375.9	$487.3	(23)	(17)	$(32.2)

Segment profit (loss):
Europe	$2.5	$17.7	(86)	(85)	$(1.0)
Asia Pacific	17.3	30.0	(42)	(40)	(1.1)
North America	6.5	17.4	(63)	(58)	(2.0)
South America	3.0	8.9	(66)	(59)	(1.6)
	29.3	74.0	(61)	(57)	(5.7)

Unallocated expenses	(23.9)	(7.3)	+	+	(0.6)
Loss on disposal of assets	(0.1)	(0.9)	(91)	(91)	—
Re-engineering and impairment charges	(3.9)	(4.3)	(10)	(10)	—
Interest expense, net	(9.7)	(9.6)	1	1	—
Income (loss) before taxes	(8.3)	51.9	—	—	(6.3)
Provision (benefit) for income taxes	(0.5)	15.0	—	—	(1.6)
Net income (loss)	$(7.8)	$36.9	—	—	$(4.7)

Net income (loss) per share (diluted)	$(0.16)	$0.76	—	—	$(0.10)

Weighted average number of diluted shares	48.9	48.8

* 2020 actual compared with 2019 translated at 2020 exchange rates
+ Change greater than ±100%

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended Mar 28, 2020				13 Weeks Ended Mar 30, 2019
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit:
Europe	$2.5	$—		$2.5	$17.7	$(1.0)	$0.2	b,f	$16.9
Asia Pacific	17.3	—		17.3	30.0	(1.1)	0.4	a	29.3
North America	6.5	0.4	a	6.9	17.4	(2.0)	1.4	a	16.8
South America	3.0	(0.2)	c	2.8	8.9	(1.6)	0.4	a,c	7.7
	29.3	0.2		29.5	74.0	(5.7)	2.4		70.7

Unallocated expenses	(23.9)	9.6	g	(14.3)	(7.3)	(0.6)	—		(7.9)
Loss on disposal of assets	(0.1)	0.1	d	—	(0.9)	—	0.9	d	—
Re-engineering and impairment charges	(3.9)	3.9	e	—	(4.3)	—	4.3	e	—
Interest expense, net	(9.7)	—		(9.7)	(9.6)	—	—		(9.6)
Income (loss) before taxes	(8.3)	13.8		5.5	51.9	(6.3)	7.6		53.2
Provision (benefit) for income taxes	(0.5)	1.4	h	0.9	15.0	(1.6)	0.6	h	14.0
Net income (loss)	$(7.8)	$12.4		$4.6	$36.9	$(4.7)	$7.0		$39.2

Net income (loss) per share (diluted)	$(0.16)	$0.25		$0.09	$0.76	$(0.10)	$0.14		$0.80

* 2020 actual compared with 2019 translated at 2020 exchange rates.

a Amortization of intangibles of acquired beauty units.
b Pension settlement costs.
c As a result of devaluations in the Venezuelan bolivar, and beginning July 1, 2018, Argentine peso, as Venezuela and Argentina are accounted for as hyperinflationary, the Company had a positive impact of $0.2 million and a negative impact of $0.3 million in the first quarters of 2020 and 2019, respectively. These amounts were related to expense from re-measuring bolivar and peso denominated net monetary assets at the lower exchange rates at the times of devaluations, along with the impact of recording in income amounts on the balance sheet when the devaluations occurred, primarily inventory, at the exchange rates at the time the amounts were made or purchased, rather than the exchange rates in use when they were included in income.
d Loss on disposal of assets in 2020 mainly relate to real estate bonus accruals. In 2019 mainly relate to the write-off of assets in Tupperware France and in Tupperware Brazil.
e In both years, re-engineering and impairment charges were primarily related to severance costs incurred for headcount reduction in several of the Company's operations in connection with changes in its management and organizational structures.
f Write-off of inventory and bad debt associated with changes in business model.
g Consultant fees and CEO transition costs.
h Provision for income taxes represents the net tax impact of adjusted amounts.
See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(In millions)	13 Weeks Ended	13 Weeks Ended
	March 28, 2020	March 30, 2019
Operating Activities:
Net cash provided by operating activities	$(47.0)	$(40.1)

Investing Activities:
Capital expenditures	(8.2)	(12.9)
Proceeds from disposal of property, plant & equipment	0.5	0.6
Net cash used in investing activities	(7.7)	(12.3)

Financing Activities:
Dividend payments to shareholders	—	(33.9)
Repurchase of common stock	—	(0.7)
Repayment of long-term debt and finance lease obligations	(0.3)	(0.3)
Net change in short-term debt	121.0	84.1
Debt issuance costs	(1.7)	(1.3)
Net cash used by financing activities	119.0	47.9

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(12.4)	3.1
Net change in cash, cash equivalents and restricted cash	51.9	(1.4)
Cash, cash equivalents and restricted cash at beginning of year	126.1	151.9
Cash, cash equivalents and restricted cash at end of period	$178.0	$150.5

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)	Mar 28, 2020	Dec 28, 2019
Assets:
Cash and cash equivalents	$174.5	$123.2
Other current assets	463.1	415.3
Total current assets	637.6	538.5

Property, plant and equipment, net	241.6	267.5
Other assets	416.0	456.4
Total assets	$1,295.2	$1,262.4

Liabilities and Shareholders' Equity:
Short-term borrowings and current portion of long-term debt	$389.7	$273.2
Accounts payable and other current liabilities	440.2	415.7
Total current liabilities	829.9	688.9

Long-term debt	601.8	602.2
Other liabilities	227.5	248.3
Total shareholders' equity	(364.0)	(277.0)
Total liabilities and shareholders' equity	$1,295.2	$1,262.4

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA*
(UNAUDITED)

As of and for the four quarters ended
March 28, 2020
Adjusted EBITDA:
Net income (loss)	$(32.3)
Add:
Depreciation and amortization	52.8
Gross interest expense	41.5
Provision for income taxes	75.5
Equity compensation	10.7
Pre-tax re-engineering and impairment charges	40.0
Other non-cash extraordinary, unusual or non-recurring charges	54.4
Deduct:
Cash paid for re-engineering	(44.1)
Gains on land sales, insurance recoveries, etc.	(13.7)
Total Adjusted EBITDA	$184.8

Consolidated total debt	$991.5
Divided by adjusted EBITDA	184.8
Debt to Adjusted EBITDA Ratio	5.36

* Amounts and calculations are based on the definitions and provisions of the Company's $650 million Credit Agreement dated March 29, 2019 ("Credit Agreement") and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.